Installed Building Products Publishes
2025 Environmental, Social and Governance Report

Columbus, Ohio, October 10, 2025 -- Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today the release of the Company’s 2025 Environmental, Social and Governance (“ESG”) report, showcasing key achievements from the past year and reaffirming its ongoing commitment to ESG principles. The report highlights the Company’s continued efforts to support environmental sustainability, employee well-being, and community engagement in pursuit of a more sustainable and equitable future.

“As we reflect on the past year and look ahead to the future, I am proud of the progress we have made in advancing our environmental, social, and governance commitments, while continuing to grow as a company. Over the past decade, IBP has transformed from a regional leader into a national force in building products, with more than 10,000 employees and over 250 locations across the country. This growth has strengthened our ability to serve our customers, support our employees, and expand the positive impact we have in the communities where we live and work,” stated Jeff Edwards, Chairman, President and CEO.

“Our culture of ‘doing the right thing’ remains the foundation of everything we do. It guides how we treat our people, how we engage with our customers, and how we steward the environment. As part of these efforts, in 2024 we introduced the Jay Elliott Building for Tomorrow Scholarship. The scholarship is awarded once a year to an IBP employee or family member pursuing higher education with the highest financial need and character scores. It is a lasting tribute to Jay who served as IBP’s Chief Operating Officer for over 20 years and his enduring impact and commitment to education,” continued Mr. Edwards.

IBP’s inaugural ESG report was issued in 2021, and steady progress has been achieved in accomplishing the Company’s original goals. The Company’s dedication to reaching meaningful ESG milestones reflects the commitment of IBP team members, who consistently uphold its values, mission, and vision. In addition, IBP continues to make measurable progress in reducing its carbon footprint. From transitioning more of the electricity supply to carbon-free sources, to expanding the use of lower-emission spray foam products, IBP is embedding sustainability into its operations and the products installed every day. Approximately 64% of the Company’s 2024 revenue was from service related to the installation, distribution, and manufacturing of energy-saving insulation.

Highlights of IBP’s 2025 ESG report include the following updates:

•Decreased the CO2 emissions from spray foam applications from the unadjusted 2020 baseline by approximately 89%, while the industry continues to transition to lower GHG emission spray foam materials, and will likely be phased out by the end of 2025.
•Increased energy usage from carbon free electricity supplies to approximately 38% of IBP’s total usage
•Maintained IBP’s commitment to safety with zero fatalities
•Granted $340,000 to IBP employees in need of a helping hand since 2019
•Expanded programs focused on safety, mental health, and financial wellness, while also investing in training and development to prepare IBP’s workforce for the future.
•Expected to award its 500th scholarship this fall through the IBP Foundation, with the total amount of scholarships awarded surpassing $6 million
•Introduced the Jay Elliott Building for Tomorrow Scholarship, a new $10,000 annual award that honors the legacy of one of IBP’s most respected leaders
•Contributed over $4.3 million to nonprofit organizations, including employee matching gifts, across the country through the Installed Building Products Foundation, bringing IBP’s total philanthropic impact since 2019 to over $14 million

“Our ESG journey is far from over, it is only entering its next chapter. Over the coming decade, we will deepen our commitment to reducing our environmental footprint, advancing opportunity for our employees, and expanding our impact in the communities we serve. We believe that by doing the right thing today, we are laying the foundation for a stronger, more sustainable tomorrow,” concluded Mr. Edwards.

IBP’s Commitment to its Communities

As IBP continues to grow, so does its commitment to being a positive force in the communities where IBP’s employees live and work. Through the Installed Building Products Foundation and corporate giving programs, the Company contributes more than 1% of its annual EBITDA to support education, housing, and community resilience initiatives nationwide.
To learn more about IBP’s sustainability initiatives and to read or download the 2025 sustainability report, please visit https://installedbuildingproducts.com/sustainability/.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 250 branch locations.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, industry conditions, our operations, our ESG-related performance and ESG initiatives including our ESG goals and long-term environmental targets, and our financial and business model. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” “will,” and "target" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation; general economic and industry conditions; local, state and federal regulations; climate related risks; rising home prices; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this report speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net
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